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                                                                  EXHIBIT (A)(9)

                          CVG ACQUISITION CORPORATION
                        C/O THREE CITIES RESEARCH, INC.
                               650 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                                                               DECEMBER 26, 2001

COMPANY CONTACT: SHAUN COLLYER, (212) 605-3224

FOR IMMEDIATE RELEASE

     NEW YORK, NEW YORK, December 26, 2001 -- Three Cities Research, Inc. today announced that CVG Acquisition Corporation has extended to 5:00 p.m., New York City time on January 4, 2002, the expiration date of its offer to purchase for cash all the outstanding shares of common stock of Classic Vacation Group, Inc. (AMEX:CLV) that are not already owned by affiliates of CVG Acquisition Corporation. The tender offer was previously scheduled to expire at 5:00 p.m., New York City time on December 31, 2001.

     At 5:00 p.m., New York City time on December 21, 2001, 161,764 shares had been tendered. Affiliates of CVG Acquisition Corporation already own 9,986,049 shares.

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